NOTICE TO TEMPLE-INLAND SAVINGS PLAN PARTICIPANTS

INVESTED IN THE TEMPLE-INLAND INC. COMMON STOCK FUND

March 29, 2005

REQUEST FOR YOUR INSTRUCTIONS

ON VOTING PROXIES FOR TEMPLE-INLAND INC. COMMON STOCK

Dear Plan Participant:

PLEASE READ THIS LETTER AND SEND US YOUR PROXY VOTING INSTRUCTIONS

BY 5:00 PM EASTERN TIME, FRIDAY, APRIL 29, 2005.

The 2005 Annual Meeting of Shareholders of Temple-Inland Inc. will be held on Friday, May 6, 2005. The enclosed Proxy Statement describes the nominees of the Board of Directors of Temple-Inland and other proposals to be considered and voted upon at the annual meeting. You should carefully review the enclosed materials.

The Investment Committee of Temple-Inland has appointed Fiduciary Counselors Inc. to act as the independent fiduciary for the Temple-Inland savings plans listed below. Fiduciary Counselors will oversee the proxy solicitation, tabulation, and voting process to ensure the confidentiality and impartiality of the process.

You are receiving this request for proxy voting instructions because you own Temple-Inland shares in one or more of the following savings plans sponsored by Temple-Inland:

  Temple-Inland Savings Plan for Union Employees,
  Temple-Inland Non-Salaried Savings Plan,
  Temple-Inland Salaried Savings Plan,
  Temple-Inland Savings and Retirement Plan and
  El Morro Corrugated Box Corporation Savings and Investment Plan.

Your proxy voting instructions will be based on the shares held in your Plan account at the close of the New York Stock Exchange on the record date, March 9, 2005. If you hold Temple-Inland stock in more than one of the Plans, your instructions will apply to all of your shares in all Plans.

Your instructions or changes to your instructions must be received at Fiduciary Counselors by the Plan Deadline, which is 5:00 p.m. Eastern time, Friday, April 29, 2005. Instructions for voting are on the enclosed card and on the back of this letter.

YOUR PROXY VOTING INSTRUCTIONS ARE IMPORTANT!

As a participant in any of the Plans, you are strongly encouraged to direct Fiduciary Counselors, the independent fiduciary of the Plans, how to vote the shares of the Temple-Inland common stock held in your Plan account(s). The terms of your Plan provide that Fiduciary Counselors will vote the shares of Temple-Inland common stock held in your Plan account as directed by you. Additionally, any shares of Temple-Inland common stock held in the Plan for which Fiduciary Counselors does not receive timely participant directions and shares held in the Plan that have not been allocated to participant accounts, generally will be voted by Fiduciary Counselors in the same proportion as the shares for which Fiduciary Counselors receives timely voting instructions from participants within the Plan.

Vanguard Fiduciary Trust Company (“Vanguard”) is the directed trustee for all the Plans listed above except the El Morro Plan where Vanguard acts as agent of the trustee, Banco Popular de Puerto Rico. Vanguard will follow the directions from Fiduciary Counselors for voting the shares held by the Plans.

PROVIDING YOUR INSTRUCTIONS TO FIDUCIARY COUNSELORS

You may instruct Fiduciary Counselors on how to vote the shares of Temple-Inland common stock in three ways:

  By MAIL – send your completed, signed, and dated Instruction Card in the enclosed postage-paid reply envelope so that it is received by the Plan Deadline.
  By TELEPHONE — call toll-free 1-800-597-7657 from the US, Canada and Puerto Rico.
  On the INTERNET at http://www.401kproxy.com.

If you wish to change your instructions any time prior to the Plan Deadline (and revoke previous instructions) you may do so by sending new instructions to Fiduciary Counselors using any of the methods above. These instructions relate only to Temple-Inland stock held in your account under the Plan(s). If you own other shares outside of the Plan(s), you should receive separate mailings relating to those shares and should follow the voting instructions on the proxy voting cards that come with those mailings.

IMPORTANT NOTE

If you send instructions more than once, the last instruction received by Fiduciary Counselors as of 5:00 pm Eastern time on Friday, April 29, 2005, will determine how your shares will be voted – all previous instructions will be disregarded.

YOUR DECISION IS CONFIDENTIAL

All instructions received by Fiduciary Counselors Inc. from individual participants will be held in confidence and will not be divulged to any person, including Temple-Inland or any of its directors, officers, employees or affiliates.

FOR ADDITIONAL QUESTIONS

If you have any questions about the proxy solicitation by Temple-Inland, please contact MacKenzie Partners, toll-free at 1-800-322-2885.

If you have questions on how to provide voting instructions to Fiduciary Counselors, please contact Vanguard® Participant Service Associates at 1-800-523-1188 weekdays from 8:30 am to 9:00 pm Eastern time. (For a Spanish speaking representative, call 1-800-828-4487.)

Sincerely, /s/ Nell Hennessy Nell Hennessy President & CEO FIDUCIARY COUNSELORS INC.